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                    [Letterhead of KPMG, Short Hills, New Jersey]




Board of Managers
Hudson City Savings Bank
West 80 Century Road
Paramus, New Jersey 07652

Dear Gentlemen:

You have requested our opinion as to certain State of New Jersey tax consequences under the Corporation Business Tax, Savings Institution Tax, and the Gross Income Tax of a plan of conversion and plan of reorganization of Hudson City Savings Bank (the 'Mutual Bank')

The Board of Managers of the Mutual Bank adopted on February 11, 1999 and amended and restated as of April 27,1999, the Plan of Reorganization and Stock Issuance (the "Plan") of Hudson City Savings Bank. Capitalized terms not defined in this letter have the meanings assigned to them in the Plan. The reorganization will be accomplished by the following steps:

(1) Mutual Bank will establish Mutual Holding Company to be organized (initially in stock form) as a first-tier wholly-owned subsidiary of the Mutual Bank.

(2) Mutual Holding Company will form two wholly-owned subsidiaries, one of which will be Stock Holding Company, and the other of which will be an interim stock savings bank ("Interim"), solely to facilitate the reorganization.


(3) The following events will occur simultaneously pursuant to the Plan: (i) Mutual Bank will exchange its charter for a New Jersey stock savings bank charter and thereby become Stock Bank (the "Conversion"); (ii) Mutual Holding Company will cancel its stock and exchange its charter for a New Jersey mutual savings bank holding company charter and thereby become a mutual holding company; (iii) interim will merge with and into Stock Bank with Stock Bank surviving, and the holders of mutual ownership interests in Mutual Bank (the "Depositors") will exchange the stock of Stock Bank constructively received in the Conversion for mutual ownership interests in Mutual Holding Company (the "Exchange"). As a mutual entity, Mutual
    Holding Company will not have any authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of Mutual Holding Company, and the Depositors



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Board of Managers
Hudson City Savings Bank



     will hold mutual ownership interests in Mutual Holding Company comparable to the mutual ownership interests they previously held in Mutual Bank.


(4) Mutual Holding Company will then contribute all of the stock of Stock Bank to Stock Holding Company.


(5) The Stock Holding Company will offer to sell additional shares of its common stock pursuant to the Plan, with priority subscription rights granted in descending order of priority to Eligible Account Holders, certain employee stock benefit plans of Mutual Bank, Supplemental Eligible Account Holders, other Depositors and to certain members of the general public.


As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of Stock Holding Company and Stock Holding Company will initially be a wholly-owned subsidiary of Mutual Holding Company. In substance, upon the Conversion and pursuant to the other transactions described above, the Mutual Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for mutual ownership interests in Mutual Holding Company.

Our views as to the New Jersey tax consequences are based upon the opinion ("Federal Opinion") of Thacher Proffitt and Wood (dated April 27, 1999) that the Conversion will qualify as a tax-free transaction under Sections 351 and 368(a)(1)(F) of the Internal Revenue Code (IRC), and that the Mutual Bank's Depositors will recognize no gain or loss.

NEW JERSEY CORPORATION BUSINESS TAX ACT

While the New Jersey Corporation Business Tax Act does not address tax-free holding company formations or reorganizations, Section 54:10A-4(k) provides, in part, that "the amount of a taxpayer's entire net income shall be deemed prima facie to be equal in amount to the taxable income, before net operating loss deduction and special deductions, which the taxpayer is required to report to the United States Treasury Department for the purposes of computing its Federal income tax...".

Under this Act, the Attorney General issued a formal opinion which states in pertinent part that "...gain on liquidations of wholly-owned subsidiaries and transfers of assets from one corporation to another ... which is not recognized for Federal income tax purposes pursuant to Internal Revenue Code Section 332 and 368(a)(1)(C), respectively.
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Board of Managers
Hudson City Savings Bank
April 27, 1999


is not included in 'entire net income' for purposes of the New Jersey Corporation Business Tax. The starting point for 'entire net income' is ALWAYS Federal taxable income" (emphasis supplied - Formal Opinion 1960 - No. 2, February 10, 1960). The opinion does not address tax-free holding company formations, transfers of assets in exchange for stock or reorganizations. However, the rationale for such opinion will apply to such transactions under the New Jersey Corporation Business Tax Act. Thus, no gain or will be recognized by the Mutual Bank, Stock Bank, Mutual Holding Company, Stock Holding Company, nor Interim if the transaction is not a taxable transaction for Federal income tax purposes.


New Jersey Savings Institution Tax Act

While the New Jersey Savings Institution Tax Act does not address reorganizations, the starting point in computing taxable income is as follows:

     ... For the purpose of this Act, the amount of a taxpayer's net income shall be deemed prima facie to be equal in amount to the taxable income, before net operating loss deduction and special deductions,which the taxpayer is required to report to the United States Treasury Department for the purposes of computing its Federal income tax ... (Sec. 54:10D-2).

The rational for Formal Opinion 1960 - No. 2, February 10, 1960 will also apply to such reorganizations under the New Jersey Savings Institution Tax Act. Thus, no gain or loss will be recognized by the Mutual Bank, Stock Bank or Interim if the transaction is not a taxable transaction for Federal income tax purposes.

New Jersey Gross Income Tax

The New Jersey Gross Income Tax Act provides, in part, as follows:

     Sec. 54A:2-1. "There is hereby imposed a tax ... on the New Jersey gross income as herein defined ..."

     Sec. 54A:5-1. "... New Jersey gross income shall consist of the following categories of income:
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Board of Managers
Hudson City Savings Bank
April 27, 1999

     (c) ... Net gains or net income ... derived from the sale, exchange, or other disposition of property ... determined in accordance with the method of accounting allowed for Federal income tax purposes ... The term 'net gain or net income' shall not include gains or income from transactions to the extent to which nonrecognition is allowed for Federal income tax purposes. The term 'sale, exchange, or other disposition' shall not include the exchange of stock or securities in a corporation a party to a reorganization ...

     For purposes of this clause, the term 'reorganization' means ... (iv) A transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders ... is in control of the corporation to which the assets are transferred."

The above definition of a reorganization is similar to the general rule of
Section 368 of the Internal Revenue Code. Therefore, the reorganization of Mutual Bank will not result in the recognition of taxable gain or loss to the Mutual Bank Depositors or the stockholders of Stock Holding Company under the New Jersey Gross Income Tax Act if the transaction is not a taxable transaction for Federal income tax purposes.

It should be noted, however, that if the opportunity to purchase stock is deemed to have an ascertainable value, the Depositors would recognize New Jersey taxable income (dividends) equal to the amount of such value recognized for Federal income tax purposes.


                                SCOPE OF OPINION

Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan, as well as all the information and representations referred to herein or made to Thacher Proffitt and Wood. Any changes in the transaction could cause us to modify our opinion.

Our opinion as expressed above is rendered only with respect to the State of New Jersey tax consequences under the Corporation Business Tax, Savings Institution Tax, and the Gross Income Tax of specific matters discussed herein, and we express no opinion with respect to any other federal, state, local, or foreign tax matters relating to the proposed transaction or legal aspect of the offering. Our opinion is based on the facts and circumstances as stated herein, whether directly or by reference to the Federal Opinion. It is expressly understood and agreed to by Hudson City Savings Bank that KPMG is
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Board of Managers
Hudson City Savings Bank
April 27, 1999

relying solely on the Federal Opinion in all respects, including facts, representations, and assumptions, relating to the federal tax consequences of the matters described therein. KPMG has not independently verified the accuracy of any fact, representation, opinion or other matter contained in the Federal Opinion and should any fact, representation, opinion or other matter addressed therein not be correct, it could cause the New Jersey opinion contained herein to also be incorrect. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Revised Statutes of New Jersey (1937), as amended, the rules and regulations thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion after its issuance. This opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

                                    CONSENT

We consent to the inclusion of this opinion as an exhibit to the Form S-1 Registration Statement of Hudson City Bancorp, Inc. and the references to and summary of this opinion in such Form S-1 Registration Statement.



Very truly yours,


/s/ KPMG LLP


KPMG LLP